                                  UNITED STATES                 ----------------------------
                       SECURITIES AND EXCHANGE COMMISSION       OMB Number:  3235-0145
                             WASHINGTON, D.C. 20549             Expires:  December 31, 1997
                                                                Estimated average burden
                                                                hours per form . . . . 14.90
                                  SCHEDULE 13G
                                                                ----------------------------

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4)*


                             LCC International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                 Class A Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   501810 10 5
        -----------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


------------------------------------------                              ---------------------------------------
CUSIP No.  501810 10 5                                                    Page      2      of   10    Pages
          ------------------------------                                        ---------     -------
------------------------------------------                              ---------------------------------------
---------------------------------------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Rajendra Singh


---------------------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                             (a) |_|
                                                                                                      (b) |_|

        N/A

---------------------------------------------------------------------------------------------------------------
3       SEC USE ONLY


---------------------------------------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
---------------------------------------------------------------------------------------------------------------
                        5     SOLE VOTING POWER
                              N/A
      NUMBER OF
                        ---------------------------------------------------------------------------------------

        SHARES          6     SHARED VOTING POWER
     BENEFICIALLY             9,568,482
       OWNED BY
                        ---------------------------------------------------------------------------------------
         EACH           7     SOLE DISPOSITIVE POWER
      REPORTING               N/A
        PERSON
                        ---------------------------------------------------------------------------------------
         WITH           8     SHARED DISPOSITIVE POWER
                              9,568,482

---------------------------------------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        9,568,482

---------------------------------------------------------------------------------------------------------------
10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        N/A

---------------------------------------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        46.7%
---------------------------------------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
---------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G


------------------------------------------                              ---------------------------------------
CUSIP No.  501810 10 5                                                    Page      3      of   10     Pages
          ------------------------------                                        ---------     --------
------------------------------------------                              ---------------------------------------
---------------------------------------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Neera Singh


---------------------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                             (a) |_|
                                                                                                      (b) |_|

        N/A

---------------------------------------------------------------------------------------------------------------
3       SEC USE ONLY


---------------------------------------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
---------------------------------------------------------------------------------------------------------------
                        5     SOLE VOTING POWER
                              N/A
      NUMBER OF
                        ---------------------------------------------------------------------------------------

        SHARES          6     SHARED VOTING POWER
     BENEFICIALLY             9,568,482
       OWNED BY
                        ---------------------------------------------------------------------------------------
         EACH           7     SOLE DISPOSITIVE POWER
      REPORTING               N/A
        PERSON
                        ---------------------------------------------------------------------------------------
         WITH           8     SHARED DISPOSITIVE POWER
                              9,568,482

---------------------------------------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        9,568,482

---------------------------------------------------------------------------------------------------------------
10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        N/A

---------------------------------------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        46.7%
---------------------------------------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
---------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G


------------------------------------------                              ---------------------------------------
CUSIP No.  501810 10 5                                                    Page     4       of   10     Pages
          ------------------------------                                        ---------     --------
------------------------------------------                              ---------------------------------------
---------------------------------------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Cherrywood Holdings, Inc.


---------------------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                             (a) |_|
                                                                                                      (b) |_|

        N/A

---------------------------------------------------------------------------------------------------------------
3       SEC USE ONLY


---------------------------------------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Kansas, United States
---------------------------------------------------------------------------------------------------------------
                        5     SOLE VOTING POWER
                              N/A
      NUMBER OF
                        ---------------------------------------------------------------------------------------
        SHARES          6     SHARED VOTING POWER
     BENEFICIALLY             9,323,482
       OWNED BY
                        ---------------------------------------------------------------------------------------
         EACH           7     SOLE DISPOSITIVE POWER
      REPORTING               N/A
        PERSON
                        ---------------------------------------------------------------------------------------
         WITH           8     SHARED DISPOSITIVE POWER
                              9,323,482

---------------------------------------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        9,323,482

---------------------------------------------------------------------------------------------------------------
10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        N/A

---------------------------------------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        45.5%
---------------------------------------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        CO
---------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G


------------------------------------------                              ---------------------------------------
CUSIP No.  501810 10 5                                                    Page      5      of   10     Pages
          ------------------------------                                        ---------     --------
------------------------------------------                              ---------------------------------------
---------------------------------------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Telcom Ventures, L.L.C.


---------------------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                             (a) |_|
                                                                                                      (b) |_|

        N/A

---------------------------------------------------------------------------------------------------------------
3       SEC USE ONLY


---------------------------------------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware, United States
---------------------------------------------------------------------------------------------------------------
                        5     SOLE VOTING POWER
                              N/A
      NUMBER OF
                        ---------------------------------------------------------------------------------------
        SHARES          6     SHARED VOTING POWER
     BENEFICIALLY             9,323,482
       OWNED BY
                        ---------------------------------------------------------------------------------------
         EACH           7     SOLE DISPOSITIVE POWER
      REPORTING               N/A
        PERSON
                        ---------------------------------------------------------------------------------------
         WITH           8     SHARED DISPOSITIVE POWER
                              9,323,482

---------------------------------------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        9,323,482

---------------------------------------------------------------------------------------------------------------
10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        N/A

---------------------------------------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        45.5%
---------------------------------------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        OO
---------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G


------------------------------------------                              ---------------------------------------
CUSIP No.  501810 10 5                                                    Page      6      of   10     Pages
          ------------------------------                                        ---------     --------
------------------------------------------                              ---------------------------------------
---------------------------------------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        RF Investors, L.L.C.


---------------------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                             (a) |_|
                                                                                                      (b) |_|

        N/A

---------------------------------------------------------------------------------------------------------------
3       SEC USE ONLY


---------------------------------------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware, United States
---------------------------------------------------------------------------------------------------------------
                        5     SOLE VOTING POWER
                              N/A
      NUMBER OF
                        ---------------------------------------------------------------------------------------
        SHARES          6     SHARED VOTING POWER
     BENEFICIALLY             8,478,395
       OWNED BY
                        ---------------------------------------------------------------------------------------
         EACH           7     SOLE DISPOSITIVE POWER
      REPORTING               N/A
        PERSON
                        ---------------------------------------------------------------------------------------
         WITH           8     SHARED DISPOSITIVE POWER
                              8,478,395

---------------------------------------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        8,478,395

---------------------------------------------------------------------------------------------------------------
10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        N/A

---------------------------------------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        41.4%
---------------------------------------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        OO
---------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G


------------------------------------------   -----------------------------------
CUSIP No.  501810 10 5                        Page      7      of   10     Pages
           ----------------------------              --------     --------
------------------------------------------   -----------------------------------

Item 1(a)      Name of Issuer:

               LCC International, Inc.

           (b) Address of Issuer's Principal Executive Offices:

               7925 Jones Branch Drive
               McLean, Virginia  22102

Item 2(a):     Name of Persons Filing:

               Rajendra Singh
               Neera Singh
               Cherrywood Holdings, Inc.
               Telcom Ventures, L.L.C.
               RF Investors, L.L.C.

           (b) Address of Principal Business Office or, if none, Residence:

               Same address for each filing person:
               211 North Union Street, Suite 300
               Alexandria, Virginia  22314

           (c) Citizenship:

               Rajendra Singh - United States
               Neera Singh - United States
               Cherrywood Holdings, Inc. - Kansas corporation
               Telcom Ventures, L.L.C. - Delaware limited liability company RF Investors, L.L.C. - Delaware limited liability company

           (d) Title of Class of Securities:

               Class A Common Stock, par value $.01 per share

           (e) CUSIP Number:

               501810 10 5

                                  SCHEDULE 13G

------------------------------------------   -----------------------------------
CUSIP No.  501810 10 5                        Page      8      of   10     Pages
           ----------------------------              --------     --------
------------------------------------------   -----------------------------------



Item 3: Capacity in Which Person is Filing if Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b):

               N/A

Item 4:        Ownership:

               As of December 31, 2000:

               (a)    Amount Beneficially Owned:

                      Rajendra Singh - 9,568,482 Shares
                      Neera Singh - 9,568,482 Shares
                      Cherrywood Holdings, Inc. - 9,323,482 Shares
                      Telcom Ventures, L.L.C. - 9,323,482 Shares
                      RF Investors, L.L.C. - 8,478,395 Shares

               (b)    Percent of class:

                      Rajendra Singh - 46.7%
                      Neera Singh - 46.7%
                      Cherrywood Holdings, Inc. - 45.5%
                      Telcom Ventures, L.L.C. - 45.5%
                      RF Investors, L.L.C. - 41.4%


               (c)    Number of shares to which such person has:

                      (i)    Sole power to vote or to direct the vote:

                             N/A

                      (ii)   Shared power to vote or to direct the vote:

                             Rajendra Singh - 9,568,482
                             Neera Singh - 9,568,482
                             Cherrywood Holdings, Inc. - 9,323,482
                             Telcom Ventures, L.L.C. - 9,323,482
                             RF Investors, L.L.C. - 8,478,395

                                  SCHEDULE 13G


------------------------------------------   -----------------------------------
CUSIP No.  501810 10 5                        Page      9      of   10     Pages
           ----------------------------              --------     --------
------------------------------------------   -----------------------------------

               (iii)  Sole power to dispose or to direct the disposition of:

                      N/A

               (iv)   Shared power to dispose or to direct the disposition of:

                      N/A

Item 5:        Ownership of Five Percent or Less of Class:

               N/A

Item 6:        Ownership of More than Five Percent on Behalf of Another Person:

               Except as set forth in this Schedule 13G, no person owns more than 5% on behalf of another person.

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
               Company:

               N/A

Item 8:        Identification and Classification of Members of the Group:

               N/A

Item 9:        Notice of Dissolution of Group:

               N/A

Item 10:       Certification:

               N/A

                                  SCHEDULE 13G

------------------------------------------   -----------------------------------
CUSIP No.  501810 10 5                       Page      10      of   10     Pages
           ----------------------------              --------     --------
------------------------------------------   -----------------------------------

                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       Date:  February 8, 2001

                                       RAJENDRA SINGH


                                       By: /s/ Rajendra Singh
                                           -------------------------------------
                                           Rajendra Singh


                                       NEERA SINGH


                                       By: /s/ Neera Singh
                                          --------------------------------------
                                           Neera Singh


                                       CHERRYWOOD HOLDINGS, INC.


                                       By: /s/ Rajendra Singh
                                          --------------------------------------
                                           Cherrywood Holdings, Inc.


                                       TELCOM VENTURES, L.L.C.


                                       By: /s/ Rajendra Singh
                                          --------------------------------------
                                           Telcom Ventures, L.L.C.


                                       RF INVESTORS, L.L.C.


                                       By: /s/ Rajendra Singh
                                          --------------------------------------
                                           RF Investors, L.L.C.